Exhibit 10.2

OPTION AGREEMENT

This Option Agreement (“Agreement”) is made effective on the Effective Date (defined below) by and between The Florida International University Board of Trustees (hereinafter called “FIU”), and Signet International Holdings, Inc. (hereinafter called “Company”), a Public company organized and existing under the laws of Nevada with a principal place of business at 205 Worth Avenue, Suite# 316 Palm Beach, FL 33480. FIU and Company shall hereinafter be referred to collective as the “parties” and individually as a “party.”

WHEREAS, FIU owns certain inventions that are described in the Patent Rights defined below, and FIU is willing to grant certain Option Rights as defined below to Company as set forth in this Agreement under any one or all of the Patents Rights and Company desires the Option Rights;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

1.	DEFINITIONS

“Effective Date” means the date this Agreement is executed by both parties and the Option Fee (defined further below) has been paid.

“Patent Rights” means the United States and foreign patents, patent applications, and provisional applications set forth on Appendix A.

“Field of Use” means all fields of use.

2.	GRANT

2.1	FIU hereby grants to Company an option to exclusively license the Patent Rights in the Field of Use, on a royalty-bearing, limited term basis, including the right to sublicense, (“Option Rights”). Execution of a license agreement under the Option Rights by FIU is subject to Company: complying with the terms of this Agreement and with all applicable laws, guidelines and FIU policies.

2.2	During the Option Period, FIU hereby grants Company an internal non-commercial use license to the Patent Rights solely for the purpose of Company’s internal research and evaluation of the Patent Rights in furtherance of this Agreement. During the Option Period, Company shall use commercially reasonable efforts to evaluate the Patent Rights with a view toward creating a commercial product or process to be covered by the Patent Rights.

2.3	In the event that the United States Government (through any of its agencies or otherwise) may have funded research, during the course of or under which any of the inventions which are the subject of the Patent Rights were conceived or reduced to practice; the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions which are the subject of such Patent Rights for governmental purposes. Any license granted to Company pursuant to this Agreement shall be subject to such rights.

2.4	Nothing in this Agreement shall preclude FIU from using the Patent Rights for conducting internal research and development on the Patent Rights and use of the Patent Rights for educational purposes.

3.	OPTION PERIOD

The Option Period shall commence on the Effective Date of this Agreement and shall expire 6 months from the Effective Date (“the Option Period”) unless this Agreement is sooner terminated as provided for in this Agreement or upon the execution of a license agreement between the parties for the Patent Rights. Company may exercise its option at any time during the Option Period by providing written notice to FIU of its intent to exercise this option. Commencing on the date of FIU’s receipt of such written notice, the parties shall begin negotiations in good faith for a period not to exceed ninety (90) days (the “Negotiation Period”) to document a license agreement in accordance with the terms set forth in the first sentence of Section 2.1. Any extensions of the Negotiation Period necessary to complete said license agreement may only be done by mutual written agreement of the parties. If Company does not elect to, or fails to, exercise the Option Rights during the Option Period, FIU shall be free to license its rights under the Patent Rights to any third party without any further obligation whatsoever to Company.

4.	OPTION FEE

In consideration for the Option Rights granted herein, Company shall pay FIU a one-time, non-refundable, option fee in the sum of one thousand and five hundred dollars ($1, 500) no later than the Effective Date of this Agreement (“Option Fee”).

5.	CONFIDENTIAL INFORMATION

5.1	The parties acknowledge that during the Term of this Agreement, Company and FIU intend to share certain Confidential Information obtained during the Option Period or necessary for the Company’s evaluation of the Option Rights.

5.2	As used in this Agreement, “Confidential Information” includes, without limitation, any technical, scientific, trade, research, manufacturing, marketing, supplier or other information that may be disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”), whether oral, written, in a physical embodiment or otherwise, which is disclosed in furtherance of this Agreement and which is identified by the Disclosing Party at the time of disclosure as being proprietary. Information transmitted in writing must be marked “Proprietary” or “Confidential” or with other similar designation in order for it to be deemed Confidential Information under this Agreement. Information transmitted orally or visually during the Term of this Agreement shall be deemed Confidential Information under this Agreement if it is identified at the time of disclosure by the Disclosing Party as being confidential or proprietary and thereafter is reduced to writing by the Disclosing Party, confirming in the writing that the information is confidential or proprietary, and such writing is transmitted to the Receiving Party within thirty (30) days after the oral or visual disclosure of the information. Notwithstanding any failure by FIU to mark as confidential or to identify the same as confidential at the time of disclosure, all information and correspondence relating to the Patent Rights received by Company from FIU, from FIU’s patent counsel or from any third party shall be deemed FIU Confidential Information.

5.3	Company and FIU agree that any Confidential Information disclosed by either party to the other party pursuant to this Agreement shall be maintained in strict confidence, and each party will: a) protect the Confidential Information with the same degree of care as it normally uses to preserve and safeguard its own proprietary information, but not less than a reasonable degree of care; and b) disclose Confidential Information only on a need-to know basis to effect the purposes of this Agreement and only to its employees, advisors, agents and affiliates who have undertaken an obligation of confidentiality substantially similar to that contained herein. Company’s and FIU’s obligations under this Section shall remain in effect for the term of this Agreement and a period of five (5) years thereafter. Company and FIU shall not have any obligation of confidentiality with respect to information which:

a.	Was in the public domain at the time of its disclosure or becomes part of the public domain subsequent to time of disclosure under this Agreement through no fault of the Receiving Party; or

b.	Was known by the Receiving Party at the time of disclosure; or

c.	Is disclosed with the written approval of the Disclosing Party; or

d.	Is independently developed by the Receiving Party without the use of the Confidential Information; or

e.	Is rightfully furnished to the Receiving Party by a third party with no obligation of confidentiality to the Disclosing Party; or

f.	Is disclosed by the Disclosing Party to others on a non-restricted basis; or

g.	Is disclosed as required by law or judicial action.

5.4	The Receiving Party shall either return or destroy the Disclosing Party’s Confidential Information promptly upon the Disclosing Party’s request or, in any event, upon the termination or expiration of this Agreement, together with any and all copies, negatives, or reproductions thereof. One copy may be retained by the Receiving Party for archival purposes.

6.	WARRANTIES AND REPRESENTATION

FIU MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. FIU ASSUMES NO RESPONSIBILITIES OR LIABILITY WHATSOEVER WITH RESPECT TO THE USE OR OTHER DISPOSITION BY COMPANY OR ANY OF ITS TRANSFEREES OF THE PATENT RIGHTS OR OF ANY PRODUCT INCORPORATING OR MADE BY USE OF THE PATENT RIGHTS OPTIONED UNDER THIS AGREEMENT.

7.	TERMINATION

7.1	This Agreement shall commence on the Effective Date and shall terminate at the end of the Option Period unless the Option Rights are exercised, in which case this Agreement will terminate at the end of the Negotiation Period or upon execution of a commercial license agreement (“Term”).

7.2	This Agreement may be sooner terminated:

a)	FIU may terminate this Agreement by giving Company thirty (30) days written notice if Company fails to perform or defaults on any of its obligations under this Agreement. If Company has not cured its default or non-performance within thirty (30) days after receiving the written notice thereof, this Agreement can be terminated by FIU and FIU shall have no further obligation to Company with respect to the Patent Rights or otherwise.

b)	FIU may terminate this Agreement if Company: (i) provides FIU grounds for insecurity, (ii) files for bankruptcy; (iii) becomes or is declared insolvent or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it; (iv) makes an assignment for the benefit of all or substantially all of its creditors; (v) is unable to pay its debts generally as they come due; or (vi) enters into an agreement for the composition, extension or readjustment of substantially all of its obligations, by giving written notice to Company of its intention to terminate the Agreement as of a date specified in the written notice, which date will not be less than ten (10) days after the date of the written notice, during which time Company may cure such default by causing any such proceeding to be terminated or dismissed, or by providing FIU with verification of solvency or otherwise of its ability to perform its obligations hereunder. If Company fails to cause such proceeding to be terminated or dismissed or otherwise to provide FIU with the information set forth above, this Agreement will terminate on the date set forth in the written notice.

c)	COMPANY may terminate this Agreement by giving FIU thirty (30) days written notice with such termination effective as of the end of such thirty (30) day notice period.

7.3	Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. The provisions of section 6 of this Agreement and all provisions which expressly state or by implication are intended to survive this Agreement’s termination or expiry will survive and continue to bind both parties.

8.	INDEMNIFICATION AND INSURANCE

8.1	Company shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold FIU, Florida International University, the Florida Board of Governors, the State of Florida and each of their respective trustees, directors, officers, employees, and agents, and the inventors of the Patent Rights, regardless of whether such inventors are employed by the Florida International University Board of Trustees or Florida International University at the time of the claim (the “Indemnitees”), harmless against all third party claims and expenses, including legal expenses and reasonable attorney’s fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption, marketing, or advertisement of the Patent Rights by Company or any entity acting on behalf of Company or arising from any right or obligation of Company hereunder. Notwithstanding the above, FlU at all times reserves the right to retain counsel of its own to defend the interests of the Indemnitees. The obligations of this paragraph shall survive the expiration or termination of this Agreement.

8.2	Company warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved pursuant to this Agreement. Company will present evidence to FIU of the coverage upon FIU’s request.

9.	NOTICES

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, or if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below, or the second day following the day on which the notice has been delivered prepaid to an air courier service, or five (5) business days following deposit in the U.S. mail if sent certified mail, (return receipt acknowledgement is not required to certify delivery) to the party at the address given below, or such other address as may hereafter be designated by notice in writing:

For FIU:

Office of Technology Management and Commercialization

Attn: Director

Florida International University

11200 S.W. 8th St., MARC 430

Miami, FL 33199

Facsimile Number: 305-348-0081

Telephone Number: 305-348-3051

For Company:

Signet International Holdings, Inc.

Attn: Ernesto Letiziano

205 Worth Avenue, Suite # 316

Palm Beach, FL 33480

Facsimile Number:

Telephone Number: 561-832-2000

I0.	GENERAL

10.1	This Agreement shall be construed in accordance with the laws of the State of Florida and venue for any action shall be in the state courts in Miami-Dade County, Florida.

10.2	This Agreement does not constitute a joint venture, partnership, consortium, or any other form of business arrangement or organization. Each party is and shall act as an independent contractor and not as an agent or partner of the other for any purpose whatsoever, and no party shall act or represent itself, directly or by implication, in any such capacity in respect of any other party or in any manner which seeks to assume or create any obligation on behalf of, or in the name of, any other party without that party’s prior express written agreement. The employees of one party shall not be deemed the employees of the other party.

10.3	This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

10.4	Company acknowledges that it is subject to and agrees to abide by the United States and Florida laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Company that it shall not export such items to certain foreign countries and/or foreign person without prior approval of such agency. FIU neither represents that a license is or is not required or that, if required, it shall be issued.

10.5	Company shall not use the names of The Florida International University Board of Trustee, Florida International University, The Florida Board of Governors or the State of Florida nor of any employees, agents, or affiliates of the foregoing entities, nor the name of any inventor of Patent Rights, nor any adaptation, logos or trademarks of such names in any manner including, but not limited to, in promotional, advertising or marketing materials or any other similar form of publicity, or in any manner to suggest any endorsement by the such entities or individuals, without the prior written approval of FIU in each case.

10.6	Company is responsible for any and all wire/bank fees associated with all payments due to FIU pursuant to this agreement.

10.7	This Agreement may not be transferred or assigned by Company except with the prior written consent of FIU, in which case assignee assumes all responsibilities under this Agreement. FIU may assign this Agreement to the Florida International University Research Foundation , Inc.

10.8	The descriptive section headings in this Agreement are for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions thereof.

10.9	In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

IN WITNESS WHEREOF, the authorized officials of the parties hereto have duly executed this Agreement on the dates indicated below.

THE FLORIDA INTERNATIONAL UNIVERSITY BOARD OF TRUSTEES

By:	/s/ Andres Gil
Name:	Andres Gil
Title:	Vice President for Research and Economic Development and Dean of the University Graduate School
Date:

COMPANY

By:	/s/ Ernesto Letiziano
Name:	Ernesto Letiziano
Title:	CEO, Signet International Holdings, Inc.
Date:	11-2-18

Appendix A: Patent Rights

The Patent Rights include:

1)	The patent(s)/patent application(s) identified on the following table (“Table A”):

Patent Application/ Patent Title	Application Number/ Issued Patent Number	Filing Date	Country/Region
Three Dimensional Graphene Foam Reinforced Composite Coating and Deicing Systems Therefrom	15/849,020	12/20/2017	us

2)	all United States, regional and foreign patent applications claiming priority to any of the patent(s) and patent application(s) identified in Table A; and

3)	all patents issuing from the patent applications identified in 1 and 2 above, including, and any divisional, continuation, or reissue/reexamination application, and each patent that issues or reissues from any of these patent applications to FIU and specifically claims any of the Patent Rights in existence on the Effective Date.